Exhibit 99.1

February 23, 2017	Analyst Contact:	Megan Patterson 918-561-5325
	Media Contact:	Stephanie Higgins 918-591-5026

ONEOK Schedules 2017 Annual Meeting of Shareholders;
Sets Record Date

TULSA, Okla. – Feb. 23, 2017 – ONEOK, Inc. (NYSE: OKE) will hold its 2017 annual meeting of shareholders at 9 a.m. Central Daylight Time on May 24, 2017. The meeting also will be audio webcast on ONEOK’s website, www.oneok.com.

The record date for determining shareholders entitled to receive notice of the meeting and to vote is March 27, 2017.

What:	ONEOK, Inc. 2017 Annual Meeting of Shareholders

When:	9 a.m. CDT, May 24, 2017

Where:	ONEOK Plaza, 100 West 5th Street, Tulsa, Oklahoma

How:	Log on to the webcast at www.oneok.com

In addition to the annual meeting described above, separate meetings for each of the ONEOK shareholders and the ONEOK Partners (NYSE: OKS) unitholders will be held on a different day to vote on the previously announced merger transaction.  Details of these meetings will be announced at a later date.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of Dec. 31, 2016, owns 41.2 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

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